UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☑	Soliciting Material Pursuant to § 240.14a-12

Servidyne, Inc.
(Name of Registrant as Specified in its Charter) Scientific Conservation Inc.
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Filed by: Scientific Conservation Inc.

Pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Servidyne, Inc.

Commission File No. 000-10146

On June 27, 2011, the following press release was issued by Scientific Conservation Inc.

Cloud-Based Building Energy Management Company, Scientific Conservation, Inc., Signs Definitive Agreement to Acquire Servidyne, Inc. for a Price of $3.50 Per Share in an All-Cash Transaction

Extending Advanced Energy Management Solutions to More Than 400M Square Feet

SAN FRANCISCO, June 27, 2011 /PRNewswire/ — Scientific Conservation, Inc. (SCI), a leading provider of energy efficiency solutions via Predictive Diagnostics and Analytics for the $5 billion commercial building market, today announced it has signed a definitive agreement to acquire Servidyne, Inc. (NASDAQ:SERV), an energy management and demand response company, for a price of $3.50 per share in an all-cash transaction.

The transaction, approved by the Boards of Directors of both companies, is expected to close on or before Q4 2011, pending Servidyne shareholder and customary regulatory approvals. Upon closing of the transaction, the combined company will take on the name SCIenergy Inc. (SCIenergy™).

SCIenergy will combine Servidyne’s extensive experience in Energy Efficiency, Demand Response and Facilities Maintenance with SCI’s core competency in cloud-based energy management. Servidyne also has deep domain knowledge in Retro Commissioning (RCx), LEED for Existing Buildings (LEED-EBOM), and is the nine-time recipient of EPA’s Energy Star® Partner of the Year Award. The new company will enhance SCI’s recent partnership with the United States Green Building Council (USGBC), accelerating its LEED online application development and deployment. The transaction will also help realize SCI’s goal of one billion square feet of energy management for commercial real estate.

“We’re very impressed with the Servidyne team and reputation, and are excited about their customer base and long term relationships with commercial building owners and operators. The new company will have solid customer contracts and partnerships with many Fortune 50 companies, and is well positioned to be a recognized leader in next generation cloud-based energy management,” said Russ McMeekin, CEO, SCI.

“We are delighted to become part of the SCI family. The newly formed company will have tremendous capabilities in serving global customers using a scalable platform,” said Todd Jarvis, President, Servidyne.

About Scientific Conservation, Inc.

Scientific Conservation, Inc., (SCI) a leading provider of energy efficiency solutions via Predictive Diagnostics and Analytics for the $5 billion commercial building market. The company’s suite of energy management solutions uses the industry’s first software-as-a-service (SaaS) platform to help reduce annual energy spending by comparing predicted energy and system efficiencies against real-time operation. The company’s headquarters are in San Francisco, CA, with its technology center in Atlanta, GA. For more information, visit www.scientificconservation.com.

About Servidyne

Servidyne, Inc. is headquartered in Atlanta, Georgia, and operates globally through its wholly–owned subsidiaries. The Company provides comprehensive energy efficiency and demand response solutions, sustainability programs, and other products and services that significantly enhance the operating and financial performance of existing buildings. Servidyne enables its customers to cut energy consumption and realize immediate cost savings across their portfolios, while reducing greenhouse gas emissions and improving the comfort and satisfaction of their buildings’ occupants. The Company serves a broad range of markets in the United States and internationally, including owners and operators of corporate, commercial office, hospitality, gaming, retail, light industrial, distribution, healthcare, government, multi-family and education facilities, as well as energy services companies and public and investor-owned utilities. For more information, please visit www.servidyne.com or call 770-933-4200.

Important Additional Information

In connection with the proposed transaction, Servidyne will file a proxy statement with the SEC. Additionally, Servidyne and SCI will file other relevant materials in connection with the proposed acquisition of Servidyne by SCI pursuant to the terms of the merger agreement. INVESTORS AND SHAREHOLDERS OF SERVIDYNE ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.

Investors and shareholders may obtain free copies of the proxy statement and other documents filed by the parties (when available), at the SEC’s Web site at www.sec.gov or at Servidyne’s Web site at www.servidyne.com/investor-relations. The proxy statement and such other documents may also be obtained, when available, for free from Servidyne by directing such request to investorrelations@servidyne.com.

Servidyne, SCI and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Servidyne’s stockholders in connection with the proposed transaction. Further, such persons may have direct or indirect interests in the merger due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments in connection with the Merger. Information concerning the interests of these persons will be set forth in the proxy statement relating to the transaction when it becomes available.

Statements in this press release that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on Servidyne and SCI’s current expectations regarding the merger transaction. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Servidyne’s business may experience significant disruptions due to transaction-related uncertainty or other factors that the parties are unable to successfully implement integration strategies; and other risks that are described in Servidyne’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010 and in its subsequently filed SEC reports. Neither Servidyne nor SCI undertakes any obligation to update these forward-looking statements except to the extent otherwise required by law.

Media Contact:

Tanya Blackburn

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